Exhibit 12.1


       COMPUTATION OF ACTUAL RATIO OF EARNINGS TO FIXED CHARGES

                     (dollar amounts in thousands)


                                                First Nine Months                           Fiscal Year
                                                 1994       1993       1993       1992       1991       1990       1989
Income from continuing operations
  before income taxes                           $44,147    $61,815    $79,487    $70,181    $16,443    $15,014    $36,176

Fixed charges:
  Interest expense                                5,868      5,210      6,950     10,938     18,973     21,651     21,482
  Interest expense - capitalized                    141         81        115         19          2        226        370
  Interest expense - capitalized of
    50% owned subsidiary                            443
  Amortization of debt expense                      175        175        234        782        856        671        609
  Interest portion of rental expense              1,967      2,004      2,672      2,480      2,340      2,057      1,744
  Total fixed charges                             8,594      7,470      9,971     14,219     22,171     24,605     24,205

Less:
  Interest expense - capitalized                    141         81        115         19          2        226        370
  Interest expense - capitalized of
    50% owned subsidiary                            443
  Undistributed earnings of affiliate -
    equity method                                  (220)                  317

Earnings available for fixed charge
  coverage                                      $52,377    $69,204    $89,026    $84,381    $38,612    $39,393    $60,011


Ratio of earnings to fixed charges                 6.09       9.26       8.93       5.93       1.74       1.60       2.48

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       COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                      (dollar amounts in thousands)


                                              First Nine Months 1994 (1)                     Fiscal Year 1993 (1)
                                                CONE    GOLDING    ADJUSTMENTS PRO FORMA       CONE    GOLDING  ADJUSTMENTS PRO FOR
Income from continuing operations
  before income taxes                         $44,147   ($5,121)     $8,343   $47,369        $79,487     ($808)     $1,646   $80,325

Fixed charges:
  Interest expense                              5,868     3,502      (1,009)    8,361          6,950     5,247      (2,072)   10,125
  Interest expense - capitalized                  141                             141            115                             115
  Interest expense - capitalized of
    50% owned subsidiary                          443                             443
  Amortization of debt expense                    175                             175            234                             234
  Interest portion of rental expense            1,967        82                 2,049          2,672       307                 2,979
  Total fixed charges                           8,594     3,584      (1,009)   11,169          9,971     5,554      (2,072)   13,453

Less:
  Interest expense - capitalized                  141                             141            115                             115
  Interest expense - capitalized of
    50% owned subsidiary                          443                             443
  Undistributed earnings of affiliate -
    equity method                                (220)                           (220)           317                             317

Earnings available for fixed charge
  coverage                                    $52,377   ($1,537)     $7,334   $58,174        $89,026    $4,746       ($426)  $93,346


Pro forma ratio of earnings to fixed charges                                     5.21                                           6.94

(1) Assumes the acquisition of Golding Industries, Inc. was consummated at the beginning of the periods presented.

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